Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "KYTO TECHNOLOGY AND LIFE SCIENCE, INC.", FILED IN THIS OFFICE ON THE FIFTH DAY OF OCTOBER, A.D. 2021, AT 6:51 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

7505098 8100
SR# 20213434174

Authentication: 204365518
Date: 10-08-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

E OF DESIGNATION OF CLASS B3 CONVERTIBLE PREFERRED STOCK OF KYTO TECHNOLOGY AND LIFE SCIENCE, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Kyto Technology and Life Science, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") authorizes the issuance of up to 30,000,000 shares of preferred stock, par value $0.01 per share, of the Corporation ("Preferred Stock") in one or more classes and expressly authorizes the Board of Directors of the Corporation (the "Board"), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for classes of Preferred Stock, and, with respect to each such class, to establish and fix the number of shares to be included in any class of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such class; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new class of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new class.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a class of Preferred Stock and does hereby in this Certificate of Designation (the "Certificate of Designation") establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such class of Preferred Stock as follows:

1. Designation. There shall be a class of Preferred Stock that shall be designated as "Class B3 Convertible Preferred Stock" (the "Class B3 Preferred Stock") and the number of shares constituting such class shall be 3,000,000. The rights, preferences, powers, restrictions and limitations of the Class B3 Preferred Stock shall be as set forth herein.

2. Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all shares of the Class B3 Preferred Stock shall rank senior to all Junior Stock (as defined herein).

3. Dividends. From and after the date of the issuance of any shares of Class B3 Preferred Stock, (or, if such shares are issued in exchange for Class B shares, the date of issuance of such Class B shares), dividends at the rate per annum of 10% of the Class B3 Original Issue Price per share shall accrue on such shares of Class B3 Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Class B3 Preferred Stock) (the "Accruing Dividend"). Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; *provided, however* that except as set forth in the following sentence of this Section 3 or with respect to dividends payable upon liquidation of stock ranking junior to the Class B3 Preferred Stock (such stock being referred to hereinafter collectively as "Junior Stock"), such Accruing Dividends shall be payable only when, as, and if declared by the Board and the Corporation shall be under no obligation to pay such Accruing Dividends. The Corporation shall not declare, pay, or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of the common stock of the Corporation (the "Common Stock") payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Certificate of Designation) the holders of the Class B3 Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Class B3 Preferred Stock in an amount at least equal to the greater of: (i) the amount of the aggregate Accruing Dividends then accrued on such shares of Class B3 Preferred Stock and not previously paid; and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Class B3 Preferred Stock as would equal the product of, (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class

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or series had been converted into Common Stock, and (2) the number of shares of Common Stock issuable upon conversion of a share of Class B3 Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend, or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Class B3 Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series), and (2) multiplying such fraction by an amount equal to the applicable Class B3 Original Issue Price; *provided that* if the Corporation declares, pays, or sets aside, on the same date, a dividend on shares of more than one (1) class or series of capital stock of the Corporation, the dividend payable to the holders of Class B3 Preferred Stock pursuant to this Section 3 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest dividend.

4. Liquidation.

(a) In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation (the foregoing events, together with those specified in Section 4(c), being referred to as the "Liquidating Events", and each individually as a "Liquidating Event"), after and subject to the payment in full of all amounts required to be distributed to the holders of any other Preferred Stock of the Corporation ranking in preference to the Class B3 Preferred Stock (such Preferred Stock being referred to hereinafter as "Senior Preferred Stock") upon such Liquidating Event and before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, the holders of shares of Class B3 Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, an amount per share equal to the greater of: (i) one times (1x) the Class B3 Original Issue Price (as defined below), plus any Accruing Dividend accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon; or (ii) such amount per share as would have been payable had all shares of the Class B3 Preferred Stock been converted into Common Stock pursuant to Section 5 immediately prior to such Liquidating Event (such per share amount, the "Class B3 Liquidation Amount"). If upon any such Liquidating Event the remaining assets of the Corporation available for distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Preferred Stock shall be insufficient to pay the holders of shares of Class B3 Preferred Stock the full Class B3 Liquidation Amount to which they shall be entitled under this Section 4(a): (a) the holders of shares of Class B3 Preferred Stock, and any class of stock on a parity with the Class B3 Preferred Stock, shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full; and (b) no payment shall be paid with respect to any Junior Stock issued by the Corporation. The "Class B3 Original Issue Price" shall mean $0.80 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Class B3 Preferred Stock.

(b) After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock, the Class B3 Preferred Stock, and any other class of Preferred Stock ranking in preference to the Common Stock upon a Liquidating Event, the holders of the Common Stock shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

(c) For purposes of this Section 4, in addition to the Liquidating Events described in Section 4(a) above, each of the following transactions (each, a "Deemed Liquidation Event") shall be deemed to be a Liquidating Event:

(i) a merger, consolidation or share exchange in which (A) the Corporation is a constituent party or (B) a subsidiary of the Corporation is a constituent party, and the Corporation issues shares of its capital stock or other securities pursuant to such merger or consolidation, other than any merger or consolidation involving the Corporation or a direct or indirect subsidiary of the Corporation in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock or other equity securities

that represent, immediately following such merger or consolidation, at least a majority, by voting power and liquidation distributions, of the capital stock or other equity securities of (1) the surviving or resulting corporation, limited liability company, partnership, association, joint-stock corporation, trust or other form of business entity (each sometimes referred to herein as a "Party" or "Person") or (2) if the surviving or resulting Party is a wholly owned subsidiary of another Party immediately following such merger or consolidation, the parent entity of such surviving or resulting; or

(ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to (A) a direct or indirect wholly owned subsidiary of the Corporation or (B) an entity that is majority owned (by voting power or liquidation distributions) immediately following such sale, lease, transfer, exclusive license or other disposition by the holders of shares of capital stock of the Corporation outstanding immediately prior to such sale, lease, transfer exclusive license or other disposition that represent, or are convertible into or exchangeable for shares of capital stock or other equity securities of the Corporation that represent, at least a majority (by voting power or liquidation distributions) of the capital stock or other equity securities of the Corporation.

5. Conversion.

(a) Optional Conversion.

(i) Each share of Class B3 Preferred Stock may be converted at any time and without the payment of additional consideration by the holder thereof, at the option of the holder thereof, into the number of fully-paid and nonassessable shares of Common Stock obtained by dividing the initial Conversion Price by the Conversion Price in effect at the time of conversion (the "Conversion Rate"); provided, that the right of conversion shall terminate at the close of business on the full business day immediately preceding the date a Liquidating Event occurs, unless the Corporation fails to satisfy its redemption obligations on such date or such Liquidating Event does not occur on such date, in which case such conversion rights shall remain in effect. The initial conversion price, subject to adjustment as provided herein, is equal to the "Class B3 Original Issue Price" of $0.80 (the "Conversion Price"). Accordingly, the initial Conversion Rate for the Class B3 Preferred Stock shall be one share of Common Stock for each one share of Class B3 Preferred Stock surrendered for conversion. The applicable Conversion Rate and Conversion Price from time to time in effect are subject to adjustment as hereinafter provided.

(ii) The Corporation shall not issue fractional shares of Common Stock upon conversion of Class B3 Preferred Stock. If any fraction of a share of Common Stock would be issuable upon conversion of any Class B3 Preferred Stock, the Corporation shall in lieu thereof round up to the next whole share of Common Stock.

(iii) In order to exercise the conversion privilege, the holder of any Class B3 Preferred Stock to be converted shall surrender his, her, or its certificate(s) therefor (or, if such holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the principal office of the transfer agent for the Class B3 Preferred Stock (or if no transfer agent be at the time appointed, then the Corporation at its principal office), and shall give written notice to the Corporation at such office that the holder elects to convert the Class B3 Preferred Stock represented by such certificate(s), or any number thereof. Such notice shall also state the name(s) (with address) in which the certificate(s) for shares of Common Stock issuable on such conversion shall be issued, subject to any restrictions on transfer relating to shares of the Class B3 Preferred Stock or shares of Common Stock upon conversion thereof. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written

instrument(s) of transfer, in form reasonably satisfactory to the Corporation, duly authorized in writing. The date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of the certificate(s) (or lost certificate affidavit and agreement) and notice shall be the conversion date, and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. As soon as practicable after receipt of such notice and the surrender of the certificate(s) for Class B3 Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered at such office to such holder, or on his or its written order, (i) a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, and (ii) if less than all shares of Class B3 Preferred Stock represented by the certificate(s) so surrendered are being converted, a residual certificate or certificates representing the shares of Class B3 Preferred Stock not converted, and (iii) pay all Accruing Dividends and declared but unpaid dividends on the shares of Class B3 Preferred Stock converted.

(iv) The Corporation shall at all times when the Class B3 Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purposes of effecting the conversion of the Class B3 Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Class B3 Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class B3 Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to the certificate of incorporation. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Class B3 Preferred Stock, the Corporation will take any corporate action that may be necessary in order that the Corporation may validly and legally issue fully-paid and nonassessable shares of such Common Stock at such adjusted conversion price.

(v) All shares of Class B3 Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only for the right of the holder thereof to receive shares of Common Stock in exchange therefor. Any shares of Class B3 Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Class B3 Preferred Stock accordingly.

(b) Mandatory Conversion.

(i) Upon the vote or consent of the holders of a majority of the voting power of the then outstanding Class B3 Preferred Stock to convert, or the closing of one or more of a series of financings resulting in aggregate proceeds to the Corporation of $10,000,000, then (A) all outstanding shares of Class B3 Preferred Stock shall automatically be converted into shares of Common Stock as of the date designated, at the then effective Conversion Rate, and (B) such shares may not be reissued by the Corporation.

(ii) Upon the Corporation's successful listing on the NYSE or NASDAQ, then (A) all outstanding shares of Class B3 Preferred Stock shall be converted automatically into shares of Common Stock, and (B) such shares of Class B3 Preferred Stock may not be reissued by the Corporation. The Conversion Rate shall be calculated by dividing the initial Conversion Price by the "IPO Price" provided that the Conversion Rate shall not be less than one (1). In addition, the Accruing Dividend shall be converted automatically into shares of Common Stock assuming it was first converted to shares of Class B3 Preferred Stock at the Class B3 Original Issue Price. The "IPO Price" shall mean either (i) the price per share set forth in a registration statement filed for the public offering of shares as of the effective date of such filing, or (ii) for a successful listing without filing of a registration statement for the public offering of shares the closing price per share at the end of the first day of trading.

(iii) The date and time specified or the time of the event specified in such vote or written consent or the time of such closing or listing or registration is referred to herein as the "Mandatory Conversion Time." All holders of record of shares of Class B3 Preferred Stock shall be sent a written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Class B3 Preferred Stock pursuant to this Section 5(b). Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Class B3 Preferred Stock shall surrender his, her, or its certificate(s) for all such shares (or, if such holder alleges that such certificate(s) has been lost, stolen, or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft, or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, and any certificates surrendered for conversion shall be endorsed or accompanied by written instrument(s) of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her, or its attorney duly authorized in writing. All rights with respect to the Class B3 Preferred Stock converted pursuant to Section 5(b)(i) or (ii), (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder(s) thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate(s) of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 5(b)(iii). As soon as practicable after the Mandatory Conversion Time and the surrender of certificate(s) (or lost certificate affidavit and agreement) for Class B3 Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her, or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof. Such converted Class B3 Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class B3 Preferred Stock accordingly.

(c) Adjustment to Conversion Price and Conversion Shares Upon Dividend, Subdivision, or Combination of Common Stock.

(i) If the Corporation shall, at any time or from time to time after the date of issuance: (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Corporation payable in shares of Common Stock or in options or convertible securities; or (ii) subdivide (by any stock split, recapitalization, or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to any such dividend, distribution, or subdivision (and the Class B3 Original Issue Price as applicable) shall be proportionately reduced and the number of shares issuable upon conversion of the Class B3 Preferred Stock shall be proportionately increased. If the Corporation at any time combines (by combination, reverse stock split, or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination (and the Class B3 Original Issue Price as applicable) shall be proportionately increased and the number of shares issuable upon conversion of the Class B3 Preferred Stock shall be proportionately decreased.

(ii) In the event that the Corporation issues additional securities at a purchase price less than the current Conversion Price (other than as set forth in Section 5(a)) the Conversion Price shall be adjusted in accordance with the following formula:

CP2=CP1*(A+B)/(A+C)

CP2 = Conversion Price in effect immediately after new issue

CP1 = Conversion Price in effect immediately prior to new issue

A = Number of shares of Common Stock deemed to be outstanding immediately prior to new issue (includes all shares of outstanding preferred stock on an as-converted basis, and all outstanding

options on an as-exercised basis; and does not include any convertible securities converting into this round of financing)

B = Aggregate consideration received by the Corporation with respect to the new issue divided by CP1

C = Number of shares of stock issued in the subject transaction.

The following issuances shall not trigger anti-dilution adjustments pursuant to this Section 5(b): (i) securities issuable upon conversion or in exchange for any of the Class A, A1, A2, B, B1, B2, or B3 Preferred Stock, or as a dividend or distribution on the Class A, A1, A2, B, B1, B2, or B3 Preferred Stock; (ii) securities issued upon the conversion of any debenture, warrant, option, or other convertible security; (iii) Common Stock issuable upon a stock split, stock dividend, or any subdivision of shares of Common Stock; and (iv) shares of Common Stock (or options to purchase such shares of Common Stock) issued or issuable to employees or directors of, or consultants to, the Company pursuant to any plan approved by the Corporation's Board of Directors.

(iii) Any adjustment under this Section 5 shall become effective at the close of business on the date the dividend, subdivision, combination or issuance becomes effective.

6. Voting. The shares of Class B3 Preferred Stock shall vote on an as-converted basis with the Common Stock.

7. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent: (i) if to the Corporation, at its principal executive offices; or (ii) if to any stockholder, at such holder's address at it appears in the stock records of the Corporation.

8. Amendment and Waiver. Any of the rights, powers, preferences, and other terms of the Class B3 Preferred Stock and obligations of the Corporation set forth herein may be waived or amended on behalf of all holders of Class B3 Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Class B3 Preferred Stock then outstanding.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chief Executive Officer this October 5, 2021.

KYTO TECHNOLOGY AND LIFE SCIENCE, INC.

By: */s/ Paul Russo*
Paul Russo
Chief Executive Officer